UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed

NOTICE OF
2008 ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting:	May 14, 2008 9:30 a.m., local time

Location:	Rent-A-Center, Inc. 5501 Headquarters Drive Plano, Texas 75024

Record Date:	The record date is the close of business on March 17, 2008.

Stockholders Entitled to Vote:	If you were a stockholder of record at the close of business on the record date, you are entitled to notice of and to vote at the annual meeting and at any and all adjournments or postponements thereof.

Agenda:	1. To elect three Class II directors;

2. To ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3. To transact other business that properly comes before the meeting.

Proxies:	You cannot vote your shares of common stock unless you are present at the meeting or you have previously given your proxy. You can vote by proxy in one of the following three convenient ways:

• in writing, by completing, signing, dating and returning the proxy card in the enclosed envelope;

• by the Internet, by visiting the website shown on the proxy card and following the instructions; or

• calling the toll-free telephone number shown on the proxy card and following the instructions.

All properly executed proxies, unless revoked as described below, will be voted at the meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

• “FOR” the Board’s nominees for Class II director; and.

• “FOR” the ratification of the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for 2008.

The proxy holders will use their discretion on any other matters that properly come before the meeting.

First Mailing Date:	This proxy statement is dated April 1, 2008. We are first mailing this proxy statement and the enclosed proxy card on or about April 7, 2008.

IMPORTANT
Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the Internet or the telephone voting procedures described on the proxy card.

i

QUESTIONS AND ANSWERS ABOUT THE
2008 ANNUAL MEETING AND VOTING PROCEDURES

Important Notice Regarding the Availability of Proxy Materials
for the 2008 Annual Meeting of Stockholders to Be Held on May 14, 2008.

This Proxy Statement and our 2007 Annual Report are available at:
http://bnymellon.mobular.net/bnymellon/RCII

Who may vote?	Stockholders of record as of the close of business on March 17, 2008, the record date for the annual meeting, may vote at the meeting. As of March 17, 2008, there were 66,711,277 shares of our common stock outstanding. Each share of common stock entitles the holder to one vote per share.

What constitutes a quorum?	The holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, or 33,355,639 shares of our common stock, must be represented at the annual meeting in person or by proxy to have a quorum. Any stockholder present at the annual meeting, either in person or by proxy, but who abstains from voting, will be counted for purposes of determining whether a quorum exists. If holders of fewer than 33,355,639 shares are present at the annual meeting, we will adjourn and reschedule the annual meeting until a quorum is present.

How many votes must each proposal receive to be adopted?	Under our Bylaws, directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors. Each share may be voted for each of the nominees, but no share may be voted more than once for any particular nominee. Votes may be cast in favor of, or withheld from, any director nominee. Votes that are withheld from a director nominee, broker non-votes and abstentions will not affect the outcome of the vote.

A majority of the votes cast is required to ratify Grant Thornton as our independent registered public accounting firm and to approve all other matters submitted to you at the meeting, except as otherwise provided by law or our Certificate of Incorporation or Bylaws. Broker non-votes and abstentions will have no effect on the outcome of the vote to ratify Grant Thornton or on any other proposal that may properly come before the meeting.

What are broker non-votes?	Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, or customers, do not receive voting instructions from the customers. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

How will the proxies be voted?	The enclosed proxies will be voted in accordance with the instructions you place on the proxy card or, if you vote by the Internet or by telephone, as indicated using such method. Unless otherwise stated, all shares represented by your completed, returned, and signed proxy will be voted as described on the Notice of 2008 Annual Meeting of Stockholders. If you are voting by the Internet or by telephone, the proxies will be voted in accordance with your voting instructions. If you are voting by the Internet or by telephone, your voting instructions must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 13, 2008.

ii

How may I revoke my proxy?	You may revoke your proxy at any time before or at the annual meeting by:

• Delivering a signed, written revocation letter, dated later than the proxy, to Ronald D. DeMoss, Senior Vice President — General Counsel and Secretary, at 5501 Headquarters Drive, Plano, TX 75024;

• Delivering a signed proxy, dated later than the first one, to Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, NJ 07310, Attn: Proxy Department;

• Voting at a later time by the Internet or by telephone, if you previously voted by the Internet or by telephone; or

• Attending the meeting and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

Who is soliciting this proxy?	The Board of Directors is soliciting this proxy. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram, electronic mail or personal interview by our officers and employees. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

iii

PROPOSAL ONE:

ELECTION OF DIRECTORS

Board Structure:	The number of directors currently constituting our entire Board is six. The directors are divided into three classes. In general, directors in each class serve for a term of three years.

Number of Directors to be Elected:	Three Class II directors are to be elected by our stockholders.
Board Nominees:	Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Mark E. Speese to be re-elected, and Jeffery M. Jackson and Leonard H. Roberts to be elected, as Class II directors by the stockholders. We urge you to vote “FOR” Mr. Speese, Mr. Jackson and Mr. Roberts.
Mr. Speese has agreed to stand for re-election and Mr. Jackson and Mr. Roberts have agreed to stand for election. However, should any of them become unable or unwilling to accept nomination or election, the shares of common stock voted for that nominee by proxy will be voted for the election of a substitute nominee whom the proxy holders believe will carry out our present policies. Our Board of Directors has no reason to believe that Mr. Speese, Mr. Jackson or Mr. Roberts will be unable or unwilling to serve if elected, and, to the knowledge of the Board of Directors, each intends to serve the entire term for which election is sought.
Terms to Expire at the 2011 Annual Meeting:	Mark E. Speese	Mr. Speese has served as our Chairman of the Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999. Mr. Speese’s term as a Class II director expires at this year’s annual stockholder meeting. Mr. Speese is 50 years old.

	Jeffery M. Jackson	Mr. Jackson has served as one of our directors since March 2007. Mr. Jackson serves as the Executive Vice President and Chief Financial Officer of Sabre Holdings, Inc. Mr. Jackson served as a board member of Travelocity.com until March 2002, when it became a Sabre Holdings subsidiary. Prior to joining Sabre Holdings in 1998, Mr. Jackson served as both Vice President of Corporate Development and Treasurer, and Vice President and Controller of American Airlines, Inc. Mr. Jackson’s term as a Class II director expires this year’s annual stockholder meeting. Mr. Jackson is 52 years old.

Leonard H. Roberts	Mr. Roberts has served as one of our directors since September 2006. Mr. Roberts served as the Executive Chairman of the Board of Directors of RadioShack Corporation from May 2005 until May 2006, and had previously served as a director since 1997, Chairman of the Board and Chief Executive Officer from 1999 to 2005, and President from 1993 to 1999. From 1990 to 1993, Mr. Roberts was Chairman and Chief Executive Officer of Shoney’s, Inc., and from 1985 to 1990 was the President and Chief Executive Officer of Arby’s, Inc. Mr. Roberts is Chairman Emeritus of Students in Free Enterprise, a member of the Executive Board of Directors for the National Center For Missing and Exploited Children, a director and Vice Chairman of Texas Health Resources, and a director of J.C. Penney, Inc. Mr. Roberts’ term as a Class II director expires at this year’s annual stockholder meeting. Mr. Roberts is 59 years old.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BOARD NOMINEES

Terms to Expire at the 2009 Annual Meeting:	Michael J. Gade	Mr. Gade has served as one of our directors since May 2005. Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. A founding partner of Challance Group, LLP, Mr. Gade has 30 years of marketing and management experience, most recently serving as senior executive for the southwest region of Home Depot, Inc. from 2003 to 2004. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Mr. Gade’s term as a Class III director expires at our 2009 annual stockholder meeting. Mr. Gade is 56 years old.

	J. V. Lentell	Mr. Lentell has served as one of our directors since February 1995. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co. Mr. Lentell was employed by Kansas State Bank & Trust Co., in Wichita, Kansas from 1966 until July 1993, serving as Chairman of the Board from 1981 until July 1993. Mr. Lentell also serves on the Board of Directors of Intrust Financial Corporation. Mr. Lentell’s term as a Class III director expires at our 2009 annual stockholder meeting. Mr. Lentell is 69 years old.

Term to Expire at the 2010 Annual Meeting:	Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of our subsidiary, ColorTyme, Inc. Mr. Fadel’s term as a Class I director expires at our 2010 annual stockholder meeting. Mr. Fadel is 50 years old.

BOARD INFORMATION

Board Meetings:	During 2007, our Board met nine times, including regularly scheduled and special meetings. Each director attended all meetings of the Board during his or her service as a director, except that Mr. Berg, Ms. Burton, Mr. Fadel and Mr. Jackson, each of whom served on our Board during 2007, were each unable to attend one meeting after receiving or waiving proper notice. All of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve. The Board also took action by unanimous written consent three times during 2007.

Independent Directors:	As part of the Company’s corporate governance practices, and in accordance with Nasdaq rules, the Board has established a policy requiring a majority of the members of the Board to be independent. In March 2008, each of our non-employee directors completed a questionnaire which inquired as to their relationship with us (and those of their immediate family members) and other potential conflicts of interest. Our legal department reviewed the responses of our directors to such questionnaire, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. In March 2008, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that the following directors are “independent” as defined under Nasdaq rules: Michael J. Gade, Jeffery M. Jackson, J.V. Lentell and Leonard H. Roberts. The table below includes a description of categories or types of transactions, relationships or arrangements considered by our Board in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements

Michael J. Gade	Yes	None
Jeffery M. Jackson	Yes	None
J.V. Lentell	Yes	Banking relationship with Intrust — immaterial
Leonard H. Roberts	Yes	Charitable contributions by us to Students in Free Enterprise — immaterial

In 2007, the Board had also determined that Laurence M. Berg, Mary Elizabeth Burton and Peter P. Copses, each of whom resigned from the Board during 2007, were “independent” under Nasdaq rules.

Board Committees:	The standing committees of the Board during 2007 included the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the financial reports and other financial information provided by us to any governmental body or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor’s qualifications and independence, (4) the performance of our internal audit function and our independent auditors, and (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally. The Audit Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. The Audit Committee also pre-approves all audit and non-audit services provided by our independent auditors and oversees compliance with our codes of ethics. The Board has adopted a charter for the Audit Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. The Audit Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Board has determined that each of Mr. Jackson, Mr. Gade and Mr. Roberts is “independent” as defined under SEC and Nasdaq rules. In addition, the Board has determined that Mr. Jackson is an “audit committee financial expert” as defined by SEC rules and each of Mr. Gade and Mr. Roberts meets the financial sophistication requirements of Nasdaq. During 2007, the Audit Committee held 14 meetings, including regularly scheduled and special meetings. Members: Mr. Jackson, Chairman, Mr. Gade and Mr. Roberts.

The Compensation Committee (1) discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President — General Counsel, Senior Vice President — Operational Services and Executive Vice Presidents — Operations, (2) administers our equity incentive plans, and (3) reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the Compensation Discussion and Analysis should be included in our annual proxy statement, annual report on Form 10-K or any information statement, as applicable. The Compensation Committee is also responsible for recommending to the Board the form and amount of director compensation and conducting a review of such compensation as appropriate. The Board has adopted a charter for the Compensation Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Compensation Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers in the compensation process are described under “Compensation Discussion and Analysis — Compensation Process” beginning on page 11 of this proxy statement.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. No compensation consultants or other advisors were retained by the Compensation Committee during 2007.

The Compensation Committee held nine meetings in 2007, including regularly scheduled and special meetings, and acted by unanimous written consent twice during 2007. All members of the Compensation Committee are non-employee directors and are “independent” under Nasdaq rules. Members: Mr. Roberts, Chairman, Mr. Gade and Mr. Lentell.

The Finance Committee generally approves the issuance of our debt and equity securities. The Finance Committee did not meet in 2007. Members: Mr. Speese, Chairman, Mr. Jackson and Mr. Lentell.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board, (2) recommending to the Board candidates for election or reelection as directors, including director candidates submitted by the Company’s stockholders, and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies.

The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under Nasdaq rules. During 2007, the Nominating and Corporate Governance Committee met four times, including regularly scheduled and special meetings and acted by unanimous written consent once. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. Members: Mr. Lentell, Chairman, Mr. Gade and Mr. Roberts.

DIRECTOR COMPENSATION

Cash Compensation:	In 2007, our non-employee directors each received an annual retainer of $30,000. Additionally, non-employee directors each received $2,000 for each Board meeting and $1,000 for each committee meeting attended in person and were reimbursed for their expenses in attending such meetings. Non-employee directors also each received $500 for each telephonic Board or committee meeting attended. In addition to such compensation, in 2007 the Chairperson of the Audit Committee received a $7,500 retainer and the other members of the Audit Committee received a $4,000 retainer. Furthermore, the Chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee received a $4,000 retainer and the other members of those committees a $2,000 retainer. Neither Mr. Speese nor Mr. Fadel received any cash compensation for his service as a director during 2007.

Equity Compensation:	Our non-employee directors also receive options to purchase 9,000 shares of our common stock on the first business day of the first full fiscal year of service as a director and options to purchase 5,000 shares of our common stock on the first business day of each year thereafter. Pursuant to the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan, the exercise price of the options is the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. These options are exercisable immediately.

All of our non-employee directors serving on January 2, 2007 were granted options to purchase 5,000 shares of our common stock pursuant to such terms on that date except Mr. Roberts, who joined our Board in September 2006, received options to purchase 9,000 shares of our common stock. All of our non-employee directors serving on January 2, 2008 were granted options to purchase 5,000 shares of our common stock on that date, except Mr. Jackson, who joined our Board in March 2007, received options to purchase 9,000 shares of our common stock. Neither Mr. Speese nor Mr. Fadel were granted any equity compensation for his service as a director during 2007.

The following table sets forth certain information regarding the compensation of our non-employee directors during 2007:

Director Compensation

	Fees Earned or	Option
Name	Paid in Cash(1)	Awards(2)	Total

Michael J. Gade	$62,833	$83,950	$146,783
Jeffery M. Jackson	$40,958	$0	$40,958
J.V. Lentell	$66,000	$83,950	$149,950
Leonard H. Roberts	$52,883	$151,110	$203,993
Laurence M. Berg(3)	$8,000	$83,950	$91,950
Mary Elizabeth Burton(4)	$39,625	$83,950	$123,575
Peter P. Copses(5)	$51,167	$83,950	$135,117

(1)	Includes annual retainer, committee fees and meeting attendance fees paid to each non-employee director.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for our fiscal year ended December 31, 2007, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote L to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2008. Because each of the options awarded to our directors during 2007 were fully vested on the date of grant, the grant date fair value of such options is equal to the amount recognized for financial statement reporting purposes for our fiscal year ended December 31, 2007. As of December 31, 2007, the number of outstanding options held by each of our then-current non-employee directors was as follows: Mr. Gade (14,000 shares), Mr. Jackson (0 shares), Mr. Lentell (67,500 shares) and Mr. Roberts (9,000 shares). On January 2, 2007, each then current director, with the exception of Mr. Roberts, was granted options to purchase 5,000 shares of our common stock at an exercise price of $29.51. On such date, Mr. Roberts was granted options to purchase 9,000 shares of our common stock at an exercise price of $29.51. Mr. Jackson joined our Board in March 2007 and, accordingly, was granted no options during 2007.

(3)	Mr. Berg resigned from the Board in March 2007.

(4)	Ms. Burton resigned from the Board in August 2007

(5)	Mr. Copses resigned from the Board in December 2007.

CORPORATE GOVERNANCE

General:	Our Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, our Board has, among other things, adopted:

• a code of business conduct and ethics applicable to all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller;

• a code of business conduct and ethics applicable to all of our Board members;

• procedures regarding stockholder communications with our Board and its committees;

• a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters;

• provisions in our Bylaws regarding director candidate nominations and other proposals by stockholders; and

• written charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Our Board will continue to review and modify our policies and procedures with respect to compliance with developing standards in the corporate governance area and as appropriate to comply with any new requirements of the Securities and Exchange Commission or Nasdaq.

Code of Business Conduct and Ethics:	Our Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Board Code of Business Conduct and Ethics:	Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board. The Board Code of Business Conduct and Ethics provides guidance to our directors to help them recognize and deal with ethical issues and provides a mechanism to report unethical conduct. The Board Code of Business Conduct and Ethics is available on the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

Stockholder Communications with the Board:	Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

By telephone:	By mail:	By e-mail:
1-800-275-2696 Ext. 1140	Rent-A-Center, Inc.	complianceofficer@racenter.com
Attn: Compliance Officer
5501 Headquarters Drive
Plano, TX 75024

All such communications submitted under this process will be compiled by our Compliance Officer and submitted to the Board or the appropriate Board committee on a periodic basis. Complaints or concerns relating to our accounting, internal controls or auditing matters will be referred to the Audit Committee under the procedures adopted by the Audit Committee.

Procedures for Reporting Accounting Concerns:	The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters.

These procedures are posted in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

Director Nominations:	Director Nominees. Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Section 9 of our Bylaws. The Board has delegated the screening and recruitment process for Board members to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

Qualifications. The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experiences with businesses and other organizations of a comparable size and industry. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

Stockholder Nominations. In addition to nominees by or at the direction of our Board, the Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Section 9 of our Bylaws relating to direct stockholder nominations.

For the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders, Section I, Article 9 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to the stockholders or public disclosure of the date of the special meeting was made, whichever occurs first. The notice to our Secretary must set forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (2) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and (b) the class and number of shares of our voting stock which are beneficially owned by such stockholder.

Director Attendance at Annual Meeting of Stockholders:	Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. All of our directors then serving as directors attended the 2007 Annual Meeting of Stockholders.

PROPOSAL TWO:
RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Overview:	The Audit Committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2007 provided by Grant Thornton were pre-approved by the Audit Committee. The Audit Committee has considered whether Grant Thornton’s provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining Grant Thornton’s independence. The Audit Committee has determined that the rendering of non-audit services by Grant Thornton during the fiscal year ended December 31, 2007 was compatible with maintaining their independence. Representatives of Grant Thornton will attend the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. The Audit Committee believes it to be in the best interests of our stockholders to retain, and has retained, Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2008. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue the retention of Grant Thornton. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit Committee’s analysis of this information, the Audit Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Principal Accountant Fees and Services:	The aggregate fees billed by Grant Thornton for the fiscal years ended December 31, 2007 and December 31, 2006 for the professional services described below are as follows:

	2007	2006

Audit Fees(1)	$970,721	$802,454
Audit-Related Fees(2)	$31,868	$50,253
Tax Fees(3)	$12,000	$45,110
All Other Fees(4)	$0	$0

(1)	Represents the aggregate fees billed by Grant Thornton for (a) professional services rendered for the audit of our annual financial statements for 2007 and 2006, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2007 and 2006, (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC, and (d) services in connection with regulatory filings during 2007 and 2006. Such amount includes fees of $87,686 and $200,536 for services related to Sarbanes-Oxley planning and testing for internal control reporting for 2007 and 2006, respectively.

(2)	Represents the aggregate fees billed by Grant Thornton for 2007 and 2006 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.”

(3)	Represents the aggregate fees billed by Grant Thornton for professional services rendered for tax compliance, tax advice and tax planning. For 2007, this amount consists of fees related to state tax work. For 2006, this amount consists of fees related to state tax work of $26,280, IRS exam consultation of $14,090 and Canadian tax work of $4,740.

(4)	There were no fees paid to Grant Thornton in 2007 or 2006 for products or services not included above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.

In discharging its oversight responsibilities, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with Independent Standards Board Standard No. 1, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2007 with management and the independent auditors. Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and Nasdaq rules, and our Board has determined that (i) Jeffery M. Jackson is an “audit committee financial expert” as defined by SEC rules and (ii) each of Mr. Gade and Mr. Roberts meets the financial sophistication requirements of Nasdaq.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit Committee periodically meets with the Company’s internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Jeffery M. Jackson, Chairman
Michael J. Gade
Leonard H. Roberts

EXECUTIVE OFFICERS

The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.

The following table sets forth certain information with respect to our executive officers as of March 31, 2008:

Name	Age	Position

Mark E. Speese	50	Chairman of the Board of Directors and Chief Executive Officer
Mitchell E. Fadel	50	President and Chief Operating Officer
Robert D. Davis	36	Executive Vice President -- Finance, Chief Financial Officer and Treasurer
Christopher A. Korst	48	Executive Vice President -- Operations
William S. Short	50	Executive Vice President -- Operations
Ronald D. DeMoss	57	Senior Vice President -- General Counsel and Secretary
David E. West	57	Senior Vice President -- Operational Services

Mark E. Speese	Mr. Speese has served as the Chairman of our Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999.

Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of ColorTyme.

Robert D. Davis	Mr. Davis has served as our Executive Vice President — Finance since February 2008, our Senior Vice President — Finance since September 1999, as our Chief Financial Officer since March 1999 and as our Treasurer since January 1997. Mr. Davis began his employment with us in 1995 as an accountant. Mr. Davis is a licensed certified public accountant in the State of Texas.

Christopher A. Korst	Mr. Korst has served as our Executive Vice President — Operations since January 2008. Mr. Korst previously served as our Secretary since September 2004 and our Senior Vice President — General Counsel since May 2001. From January 2000 until May 2001, Mr. Korst owned and operated AdvantEdge Quality Cars, which he acquired in a management buyout.

William S. Short	Mr. Short has served as our Executive Vice President — Operations since November 2006. From July 1996 to November 2006, Mr. Short was employed by Rent-Way Inc., serving in various capacities including President and a member of Rent-Way’s board since May 2005. Mr. Short also served as Senior Vice President of Operations of Rent-Way from 2002 to 2004, and Executive Vice President — Chief Operating Officer of Rent-Way from 2004 to 2005. We acquired Rent-Way in November 2006.

Ronald D. DeMoss	Mr. DeMoss was appointed Senior Vice President — General Counsel and Secretary of the Company in January 2008. From November 2006 until December 2007, Mr. DeMoss served as our Vice President — Associate General Counsel. Mr. DeMoss previously served as Vice President and General Counsel of Rent-Way, Inc. from February 1996 to November 2006. We acquired Rent-Way in November 2006. Mr. DeMoss has worked in the rent-to-own industry since 1990 and currently serves on the Board of Directors of The Association of Progressive Rental Organizations. From 1980 through 1990, Mr. DeMoss was a practicing attorney in Wichita, Kansas.

David E. West	Mr. West has served as our Senior Vice President — Operational Services since May 2005. From September 2004 until May 2005, Mr. West served as our Vice President — Operational Services. From August 1992 until September 2004, Mr. West served as our Vice President — Product Service.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

Decisions with respect to compensation of our executive officers, including our chief executive officer and other named executive officers, are made by the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee has identified four primary objectives for our executive compensation program, which govern the decisions it makes with respect to the amount and type of compensation paid to our named executive officers. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement which include respect for people, integrity, a commitment to excellence, ownership and stakeholder focus; and

•	reward performance that increases the value of our stock.

Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes such amounts the following January. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year’s compensation.

The Compensation Committee has traditionally relied heavily on the input and recommendations of our Chief Executive Officer, Mark E. Speese, who reviews and makes recommendations to the Compensation Committee with respect to our executive compensation programs. The Compensation Committee believes Mr. Speese’s unique insight into our business, his role as a founder of our company, his day-to-day interaction with our senior executives, as well as his nearly 30 years of experience in the rent-to-own industry, provides a valuable resource to the Compensation Committee. Prior to providing his input and recommendations to the Compensation Committee, Mr. Speese typically conducts an informal position-level review of our compensation programs company-wide, which includes a review of our named executive officers’ compensation for internal consistency relative to our other officers and employees, and attempts to achieve consistency between the relative difference between the compensation of our named executive officers and the compensation of our other officers and employees. Mr. Speese does not, however, participate in the discussions among the members of the Compensation Committee with respect to his own compensation.

The Compensation Committee also reviews data with respect to the executive compensation practices of publicly-traded companies in the retail industry compiled by our Human Resources department. The Compensation Committee has the authority to retain a compensation consultant, but has not done so since it retained Hewitt Associates, LLC, in 2005 to conduct a formal evaluation of our compensation arrangements for our senior executives in relation to those arrangements offered by similarly-situated public companies in the retail industry. The Compensation Committee made adjustments to our compensation arrangements beginning in 2006 in response to Hewitt’s evaluation. Since that time, the Compensation Committee has relied on market data gathered by our Human Resources department in evaluating the competitiveness of pay arrangements for our named executive officers, including independent compensation surveys by companies (such as Mercer LLC and the Economic Research Institute (ERI)) conducted with respect to companies categorized as retailers with similar sales revenue as our company.

Finally, various members of the Compensation Committee have significant professional experience in the retail industry, as well as with respect to the executive compensation practices of large publicly-traded companies. This experience provides a frame of reference within which to evaluate our executive compensation program relative to general economic conditions and our progress in achieving our short term and long-term goals.

When the Compensation Committee considers the mix and amount of total compensation for our named executive officers, it reviews a tally sheet which contains information regarding, among other things:

•	each named executive officer’s compensation for the previous three years;

•	the type and amount of long-term incentive awards granted to each named executive officer in the previous three years;

•	our equity securities owned by each named executive officer as of the end of the most recently completed fiscal year;

•	the proceeds realized by each named executive officer from option exercises in the previous three years; and

•	the severance payments to which each named executive officer would be entitled to receive upon the occurrence of certain events, taking into account the proposed compensation to be paid to such named executive officer for the new fiscal year.

The Compensation Committee uses these tally sheets to estimate the total annual compensation of the named executive officers, and provide it a perspective on the named executive officers’ wealth accumulation from our compensation programs and potential payouts to the named executive officers under a range of termination scenarios. Before finalizing the compensation of the named executive officers for any given year, the tally sheet allows the Compensation Committee to fully understand the impact that its decisions will have on the named executive officers’ total existing and potential compensation. In its most recent review of tally sheets, the Compensation Committee discovered no unintended consequences of the compensation program, and consequently, no material changes were made or deemed necessary to the executive compensation program or the individual elements of our executive officers’ compensation as a result of this review.

See the sections entitled “— Potential Payments and Benefits Upon Termination Without a Change in Control” and “— Potential Payments and Benefits Upon Termination With a Change in Control” beginning on pages 31 and 33, respectively, of this proxy statement for the total amount of compensation and benefits each named executive officer could receive as a result of the various termination events and a description of our severance arrangements beginning on page 28 of this proxy statement.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	annual incentive compensation, which is paid in cash;

•	long-term incentive compensation;

•	severance arrangements; and

•	limited fringe benefits, including perquisites.

Base Salary.  The base salary for each of our named executive officers represents the guaranteed portion of their total compensation and is determined annually by the Compensation Committee. Base salary is intended to reward the performance of each named executive officer during the fiscal year relative to his or her position with us. In establishing the base salary for each of our named executive officers, the Compensation Committee reviews:

•	the named executive officer’s historical performance in his or her position with us, based on the input received from Mr. Speese, including whether he or she achieved the goals set under the MBO program (discussed below), the financial performance within his or her area of responsibility and other subjective factors;

•	Mr. Speese’s recommendations as to the proposed base salary (other than his own);

•	our financial performance; and

•	recent comparative peer data, which is compiled by our Human Resources department and which generally consists of statistical compensation studies of public companies in the retail industry.

Annual Incentive Compensation.  The Compensation Committee maintains an annual incentive compensation program for our executive officers that provide for awards in the form of a cash bonus. The Compensation Committee believes that cash bonuses are appropriate to promote our interests as well as those of our stockholders by providing our named executive officers with short-term financial rewards upon achievement of specified short-term business as well as individualized objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.

MBO Program−General.  Our named executive officers, other than Mr. Speese, participate in our management bonus opportunity program, which we refer to as our “MBO program.” Under our MBO program, cash bonuses are established at a pre-determined percentage of the named executive officer’s base salary, with such percentage amount set in accordance with the eligible named executive officer’s position and responsibilities with us. The percentage allocation as well as the potential ultimate payouts pursuant to our MBO program for each year are typically approved by the Compensation Committee in January at the same time that all compensation for our named executive officers is approved. This enables the Compensation Committee and Mr. Speese to examine the named executive officer’s performance during the previous year, establish performance goals for our eligible named executive officers relative to such performance, as well as determine financial performance targets for the new fiscal year based in part upon the previous year’s performance.

The MBO program is split into two parts — a measure based on our company-wide financial performance, which makes up 40% of the potential annual incentive award, and an individual performance measure specific to each named executive officer, which makes up the remaining 60% of the potential annual incentive award. The 60%/40% allocation for our MBO program represents the Compensation Committee’s determination that, although a substantial portion of the cash bonus opportunity for our named executive officers should be dependent upon our overall financial performance, the individual performance of each named executive officer may be more accurately measured in a number of ways which are not necessarily reflected in our overall financial performance, which may be largely dependent on a variety of factors over which an individual named executive officer may not exercise control. The Compensation Committee has determined that our consolidated net income was the appropriate basis upon which to measure our performance in this context based in part upon input previously received from Hewitt in 2005 regarding the performance measures utilized with respect to similar awards made by similarly-situated public companies in the retail industry. The Compensation Committee also believes that consolidated net income generally represents an accurate indicator of our financial performance over a one-year period of time.

Financial Performance Measure.  In setting the target amount of financial performance, the Compensation Committee typically reviews with Mr. Speese our financial projections as well as the market’s expectations with respect to our company-wide financial performance for the applicable year. Our targeted financial performance portion of the MBO program contains provisions such that each named executive officer (other than Mr. Speese) is typically eligible to receive a cash bonus in a range from a minimum amount should we approach, but fail to achieve, our targeted financial performance, a target amount, should we achieve our targeted financial performance, and a maximum amount should we exceed our targeted financial performance.

The Compensation Committee recognizes that there may be instances where the accounting treatment of a matter may have a disproportionate impact on our financial results in any given year, irrespective of whether or not such accounting impact truly reflects our operating results for that fiscal year, as is the case with changes in our accruals for insurance and legal liabilities. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance with respect to the MBO program, and may exclude certain accounting measures and extraordinary items in determining whether we met our financial performance target when doing so is consistent with our compensation objectives.

Individual Performance Measure.  Typically, as a result of a collaborative process between each named executive officer and Mr. Speese, approximately three to five distinct individual goals and objectives are established for each named executive officer, some of which may be linked to our performance within the named executive officer’s sphere of influence, and some of which may be more personal in nature, depending on the facts and circumstances applicable to each named executive officer.

In January of each year, Mr. Speese meets with each named executive officer to review the named executive officer’s performance with respect to such individual goals and objectives. To the extent that the achievement of such individual goals and objectives is not objectively quantifiable, the portion of the maximum amount otherwise payable upon the achievement of the individual goals and objectives which is ultimately awarded to a particular named executive officer reflects Mr. Speese’s subjective determination, based upon his collaboration with such named executive officer, as to the named executive officer’s performance with respect to any such individual goals and objectives. In the event that an eligible named executive officer approaches, yet fails to achieve, all of the individual goals and objectives, such named executive officer is typically eligible to receive a portion of the amount otherwise payable upon the achievement of the individual goals and objectives.

Mr. Speese Annual Incentive Compensation.  Mr. Speese does not participate in our MBO program, but the Compensation Committee has the ability to award a cash bonus to Mr. Speese in its discretion pursuant to the terms of his employment agreement, which is discussed in greater detail below. In determining whether Mr. Speese is awarded a cash bonus and if so, in what amount, the Compensation Committee will review our financial performance for the relevant fiscal year, Mr. Speese’s past performance, total cash compensation necessary to retain top executive talent, and whether we attained the financial performance measure for the MBO program for our other senior executive officers, including our named executive officers.

For a description of the cash bonuses paid to our named executive officers for 2007, please see “— Determination of 2007 Compensation — Long-Term Incentive Compensation Award Grants in 2007” on page 18, the Summary Compensation Table on page 21 and the Grants of Plan-Based Awards Table on page 23 of this proxy statement.

Long-Term Incentive Compensation.  Our equity incentive plans are administered by the Compensation Committee and are designed to enable the Compensation Committee to provide incentive compensation to our employees in the form of stock options, stock awards, other equity awards, and performance-based equity awards. The Compensation Committee believes that awarding our named executive officers non-cash, long-term equity incentive compensation, primarily in the form of long-term incentive awards which may increase in value in conjunction with the satisfaction by us of pre-determined performance measures and/or an increase in the value of our common stock, more effectively aligns their interests with ours. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time. In general, the Compensation Committee considers equity awards to our named executive officers on an annual basis, normally in January of each year.

Generally, long-term incentive awards are made to our named executive officers pursuant to (i) the Rent-A-Center, Inc. Long-Term Incentive Plan, which we refer to as the “2006 Plan,” which was adopted in May of 2006 and replaced the previously-existing Rent-A-Center, Inc. Amended and Restated Long-Term Incentive Plan, which we refer to as our “Previous Plan,” and (ii) following our acquisition of Rent-Way, Inc. in November of 2006, the Rent-A-Center, Inc. 2006 Equity Incentive Plan (formerly the Rent-Way, Inc. 2006 Equity Incentive Plan), which we refer to as the “Rent-Way Plan.” Under the terms of each of the 2006 Plan and the Rent-Way Plan, awards may be granted at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, stock awards, other equity awards, and performance-based equity awards. In addition, under the 2006 Plan, awards may be made in the form of cash awards.

The Compensation Committee has generally granted long-term incentive equity awards to our named executive officers other than Mr. Speese in the form of options to purchase shares of our common stock and restricted stock units. Stock option awards under our equity incentive plans are granted at the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. The options granted to our named executive officers typically vest ratably over a four-year period, commencing one year from the date of grant, and expire after 10 years.

The restricted stock units granted by our Compensation Committee vest either incrementally over a period of time or upon the achievement of specified goals for our performance over a period of time. Awards of restricted stock with time-based vesting provide our named executive officers with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us. Awards of restricted stock with performance-based vesting provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award and also focus them on a performance parameter which the Compensation Committee considers beneficial to increasing the value of our stock, and consequently, stockholder value. We typically grant awards of restricted stock units to our named executive officers as a portion of a long-term incentive award in January of each year. The Compensation Committee typically determines the dollar value for each award of restricted stock with time-based vesting and performance-based vesting to each of our named executive officers. The annual awards of restricted stock units to our named executive officers are typically structured so that half of the value of the award has time-based vesting and the other half has performance-based vesting.

In place of long-term equity awards, the Compensation Committee has typically granted Mr. Speese a cash award with vesting provisions similar to the vesting provisions of the long-term equity awards granted to our other named executive officers.

For a description of the long-term incentive awards granted to our named executive officers for 2007, please see “Determination of 2007 Compensation — Long-Term Incentive Compensation Award Grants in 2007” on page 18, the Summary Compensation Table on page 21 and the Grants of Plan-Based Awards Table on page 23 of this proxy statement.

Severance Arrangements.  We have an employment agreement with Mr. Speese and executive transition agreements with our other named executive officers to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer. The Compensation Committee believes that such severance arrangements assist us in recruiting and retaining top-level talent. In addition, formalizing our severance practices benefits us (1) by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with him or her is severed and (2) by virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.

For a more detailed description of the severance arrangements which apply to our named executive officers, please see “Termination of Employment and Change-in-Control Arrangements” beginning on page 28 of this proxy statement.

Fringe Benefits and Perquisites.  Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry. Our named executive officers are also eligible to participate in our 401(k) plan. In addition, in July 2007, the Compensation Committee implemented the Rent-A-Center, Inc. Deferred Compensation Plan in order to assist our executive officers with their retirement planning. This plan allows our executive officers to defer tax liability on a portion of their compensation that they would not otherwise be able to contribute due to applicable IRS limitations on contributions to 401(k) plans by highly compensated individuals.

In addition, we own and operate a corporate jet for use by management for business purposes which is available for non-business use to our named executive officers. Use of the corporate aircraft by these executives for non-business use is subject to availability. Under the policy established by the Board, none of the previously mentioned executives is permitted to charter the corporate aircraft for non-business use more than once per calendar quarter, unless such executive first submits a request to our Chief Executive Officer, who must consult with the Chairman of the Audit Committee in determining whether to approve such additional non-business use. Once a reservation of the corporate aircraft for non-business use is made, the executive must pay to us, in advance, 110% of the estimated total cost of the requested use of the corporate aircraft. If the actual cost for the non-business use of the corporate aircraft exceeds the advance deposit made by the requesting executive, the additional amount is deemed compensation for the requesting executive and reflected on his or her W-2 earnings statement for the year.

The Compensation Committee has determined it is beneficial to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such fringe benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such fringe benefits and perquisites which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.

Payments Subsequent to Acquisition of Rent-Way, Inc.  In November of 2006, we acquired Rent-Way, Inc., a rental purchase company based in Erie, Pennsylvania that had operated 784 stores in 34 states. Both Mr. Short and Mr. DeMoss were executive officers of Rent-Way prior to the acquisition. In order to obtain Mr. Short’s and Mr. DeMoss’ services after the acquisition of Rent-Way, we agreed to pay Mr. Short an aggregate signing bonus of $1,750,000 and $70,016 in relocation expenses. We also agreed to pay Mr. DeMoss a signing bonus of $502,125 and $69,171 in relocation expenses. The payments to Mr. Short and DeMoss were contingent on Mr. Short and Mr. DeMoss continuing their employment with us for a minimum of one year.

For a description of the fringe benefits and perquisites received by our named executive officers in 2007, please see “All Other Compensation” on page 22 of this proxy statement.

Section 162(m)

In general, Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount of compensation we can deduct in any year with respect to our Chief Executive Officer and each of our four other most highly compensated executive officers (other than our Chief Financial Officer). The limit does not apply to so-called “performance-based compensation,” which includes compensation attributable to stock options granted pursuant to the 2006 Plan. The Compensation Committee believes that our executive compensation deduction for 2007 will not be affected by the Section 162(m) limitations. Although the Compensation Committee generally seeks to avoid the Section 162(m) deduction limitations, it is possible, depending upon the circumstances, that items of future compensation may be non-deductible due to those limitations.

Determination of 2007 Compensation

2007 Annual Base Salary Adjustments and 2007 Target Annual Incentive Compensation

At the beginning of 2007, the Compensation Committee considered whether adjustments would be made to the annual base salaries and target annual incentive compensation opportunities for our named executive officers. During the Compensation Committee’s review of base salaries for our named executive officers for 2007, the Compensation Committee primarily considered market data provided by our Human Resources department, the input of Mr. Speese (other than with respect to his own base salary), individual performance (including whether the named executive officer achieved the goals established under the MBO program for 2007), our financial performance, the experience of the executive officer, and each named executive officer’s compensation in relation to our other executive officers. In determining Mr. Speese’s base salary for 2007, the Compensation Committee considered our financial performance in 2006 and the level of compensation paid to the highest paid executive at similarly situated public companies in the retail industry.

Based on its review, the Compensation Committee increased the base salaries of the named executive officers for 2007 as set forth in the table below. The increases were generally consistent with the Compensation Committee’s decision to increase our named executive officers’ base salaries consistent with the 4% cost of living increase, on an overall basis, of the base salaries for our home office employees. This increase was also consistent with the Compensation Committee’s decision to keep our executive compensation levels near the 50th percentile of base salaries paid to executive officers with comparable duties and responsibilities at similarly-situated public companies in the retail industry. In doing so, the Compensation Committee reviewed the market data compiled by our Human Resources department, and ERI and Mercer data as described more fully in “Compensation Discussion and Analysis — Compensation Process” on page 11 of this proxy. Mr. Davis and Mr. Korst received a 6% and 5% increase in base salary, respectively, in order to more closely align their base salaries with that of individuals in comparable positions based on survey data collected by ERI and Mercer. Mr. Short did not receive a salary increase for 2007 because he was relatively new to his current position at the time the base salary adjustments were considered. The base salary adjustments for 2007 were effective January, 2007. As a percentage of each named executive officer’s 2007 base salary, the 2007 target annual incentive compensation represents for Robert D. Davis, 40%; for Mitchell E. Fadel, 50%; for Christopher A. Korst, 30%; for William S. Short, 40%; and for Ronald D. DeMoss, 25%. No adjustments were made to the named executive officers’ 2007 target annual incentive compensation as a percentage of their respective base salaries.

Annual Base Salaries

Name	2006 Base Salary	2007 Base Salary	Percentage Increase

Mark E. Speese	$740,000	$775,000	4.7%
Robert D. Davis	$335,000	$355,000	6.0%
Mitchell E. Fadel	$510,000	$525,000	2.9%
Christopher A. Korst	$280,000	$294,000	5.0%
William S. Short	$350,000	$350,000	0.0%
Ronald D. DeMoss	$231,750	$235,000	1.4%

Annual Incentive Compensation for 2007

In January 2008 the Compensation Committee approved the amount of the named executive officers’ annual incentive awards under the MBO program for 2007 performance and Mr. Speese’s cash bonus for 2007 performance. The annual cash incentive awards for 2007 performance were paid in cash in February 2008. The following discussion sets forth the process the Compensation Committee followed in determining the amount of each named executive officer’s annual incentive compensation award for 2007 performance. As previously described, the MBO program is comprised of a company-wide financial performance measure and an individual performance measure.

MBO Program — Company-Wide Financial Performance Goals.  Our 2007 MBO financial performance goal, which was used to determine the 40% company financial performance portion for our named executive officers under the MBO program, was set at $262.0 million of consolidated pre-tax net income. In 2006, the Compensation Committee used consolidated after-tax net income as our financial performance measure. However, when finalizing the bonuses under our MBO program in 2006, the Compensation Committee determined that it was appropriate to eliminate the effect of legal liability reserves and refinancing charges as the Compensation Committee determined that the accounting effects of those items on our consolidated after-tax net income was not indicative of the performance of our named executive officers during 2006. When setting the performance target for 2007, the Compensation Committee elected to use a pre-tax financial measurement because it better reflects our management’s impact on operating results for 2007 by eliminating the potential positive or negative effect of such accounting treatment.

The percentage of the financial performance portion of the MBO program award to be received by each named executive officer if we missed, met or exceeded this target during 2007 is set forth in the table below:

2007 MBO Program
Financial Performance Target

Percent of Target Financial	Percent of 40% Portion of MBO Target
Performance Target Achieved	Earned by Named Executive Officer

< 95.99%	0%
96.00% — 97.00%	25%
97.01% — 98.00%	50%
98.01% — 99.00%	75%
99.01% — 101.00%	100%
101.01% — 102.50%	110%
102.51% — 105.00%	125%
105.00% <	150%

The financial performance targets were established following a review of our financial projections developed in alignment with our strategic plan and objectives for 2007. Generally, the financial performance target levels are set such that the relative difficulty of achieving the target level is consistent from year to year. Corporate performance was determined to be above the target level set for 2006 after the Compensation Committee adjusted consolidated net income to eliminate the effect of legal liability reserves and refinancing charges, as the Compensation Committee determined that the accounting effects of such reserves and charges on our 2006 consolidated net income was not indicative of the performance of our named executive officers during 2006. The financial performance target levels for 2007 were above the target levels set for 2006.

MBO Program — Individual Performance Goals.  Individual performance goals for 2007 included some linked to performance within the named executive officer’s sphere of influence, and some of which were more personal in nature, depending on the facts and circumstances applicable to each named executive officer. These individual goals and objectives included the management of expenses within a named executive officer’s area of responsibility, the professional development of personnel which report directly to a named executive officer, and the implementation of certain initiatives. Based on such individual performance review, the individual performance factor generally ranges between 80% and 100% as determined by the Compensation Committee following an analysis conducted by Mr. Speese.

Incentive Compensation Determinations for 2007

On January 30, 2008, the Compensation Committee reviewed the actual performance of our company relative to the pre-tax consolidated net income amount for corporate performance goals that were established for the year. In reviewing our actual 2007 performance relative to the corporate financial goals, the Compensation Committee determined that it would not be appropriate to make any adjustments to exclude any accounting measures or extraordinary items in determining whether we met our financial performance target. The Compensation Committee determined that we achieved pre-tax consolidated net income of $213.3 million, which was below the target of $262.0 million.

Based on the policies described earlier in this compensation discussion and analysis and the individual criteria established for each named executive officer for 2007, in January 2008 the Compensation Committee reviewed the named executive officers’ performance in 2007. The Compensation Committee also considered recommendations from Mr. Speese regarding the performance of the named executive officers (other than himself) with respect to the individual goals that Mr. Speese discussed with each of them for 2007.

Based upon our company’s financial performance in 2007 and the individual performance of each named executive officer (other than Mr. Speese), the Committee concluded that:

•	Mr. Davis received an annual cash incentive bonus for his 2007 performance in the amount of $77,745, which is based 0% on our target corporate performance and 91.3% on Mr. Davis’s individual performance;

•	Mr. Fadel received an annual cash incentive bonus for his 2007 performance in the amount of $149,625, which is based 0% on our target corporate performance and 95.0% on Mr. Fadel’s individual performance;

•	Mr. Korst received an annual cash incentive bonus for his 2007 performance in the amount of $50,274, which is based 0% on our target corporate performance and 95.0% on Mr. Korst’s individual performance;

•	Mr. Short received an annual cash incentive bonus for his 2007 performance in the amount of $79,800, which is based 0% on our target corporate performance and 95.0% on Mr. Short’s individual performance; and

•	Mr. DeMoss received an annual cash incentive bonus for his 2007 performance in the amount of $31,725, which is based 0% on our target corporate performance and 90.0% on Mr. DeMoss’s individual performance.

Mr. Speese 2007 Cash Bonus.  Although Mr. Speese does not participate in our MBO program, the Compensation Committee determined a target cash bonus for Mr. Speese in January 2007 of 60% of his base salary. In determining whether Mr. Speese is actually awarded a cash bonus and if so, in what amount, the Compensation Committee will review the factors described above under “— Annual Incentive Compensation — Mr. Speese Annual Incentive Compensation” on page 14 of this proxy statement. In January 2008, the Compensation Committee determined that Mr. Speese should receive a cash bonus for the fiscal 2007 year in the amount of $250,000. In making this determination, the Compensation Committee considered Mr. Speese’s individual contributions to our company and also considered that we did not attain the financial performance measure for our MBO program in 2007.

The amounts awarded to our named executive officers for their annual cash incentive bonus for 2007 performance is included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” on page 21 of this proxy statement.

Long-Term Incentive Compensation Award Grants in 2007

The Compensation Committee determines the timing of when the annual grants of stock options and restricted stock units to our named executive officers will occur as well as the terms and restrictions applicable to such grants. The Compensation Committee approves the annual grant to our executive officers after the Compensation Committee has reviewed the information set forth in the tally sheet. Stock options are granted with an exercise price equal to the fair market value per share of our common stock on the date the option is granted by reference to the closing price for shares on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. Grants may also be made in connection with significant hires or promotions.

As described earlier, annual long-term incentive compensation grants to our named executive officers are comprised of an approximate 50/50 combination of stock options and restricted stock units. Options are granted at target levels, are not adjusted for company or individual performance, and vest ratably over a four year period commencing on the one-year anniversary of the date of grant. Restricted stock units awards are generally divided into units with time-based vesting and units with performance-based vesting. The time-based restricted stock units vest upon the named executive officer completing three years of continuous employment with us from January 31, 2007. The performance-based restricted stock units vest upon our achievement of a three-year EBITDA target of $1.4069 billion for the three-year period ending December 31, 2010. The long-term equity incentive grants to our named executive officers in 2007 were generally made in the same type of award and vesting provisions as was done in 2006. The dollar amount, the allocation of the dollar amounts to each vesting requirement and the basis for selecting the dollar amounts allocated to each of the vesting requirements were determined by the Compensation Committee. The Compensation Committee based the dollar amount of the award on data compiled by and recommendations of Hewitt for 2006. For 2007, the Compensation Committee generally used the same dollar amounts for the awards to our named executive officers as were utilized in 2006.

Given Mr. Speese’s significant ownership of our common stock, and consistent with the prior year, the Compensation Committee determined in January 2007 that a long-term incentive award granted to Mr. Speese should be a cash award, containing substantially the same vesting schedule and requirements as those of the long-term incentive equity awards granted to our other named executive officers.

2007 Long-Term Incentive Compensation Grants

The dollar amounts of the 2007 long-term incentive grants to our named executive officers, by type of award, were as follows:

	Restricted Stock Units
				Performance-Based
Name	Cash	Stock Options	Time-Based Vesting	Vesting	Total

Mark E. Speese	$500,000	—	—	—	$500,000
Robert D. Davis	—	$50,000	$25,000	$25,000	$100,000
Mitchell E. Fadel	—	$112,500	$56,250	$56,250	$225,000
Christopher A. Korst	—	$35,000	$17,500	$17,500	$70,000
William S. Short	—	$37,500	$18,750	$18,750	$75,000
Ronald D. DeMoss	—	$7,500	$3,750	$3,750	$15,000

Consistent with the prior year, the Compensation Committee established an EBITDA target as the appropriate basis upon which to measure our performance in this context based in part upon input previously received from Hewitt regarding the performance measures utilized with respect to similar awards made by similarly-situated public companies in the retail industry. The Compensation Committee also believes EBITDA represents an accurate indicator of our performance over an extended period of time, as an EBITDA measure incorporates certain factors which the Compensation Committee believed were important to an understanding of our performance over such period, such as an increase in revenue as well as the management of our expenses, while not incorporating other factors which the Compensation Committee did not believe were important to an understanding of our performance over such period, such as any repurchases of our outstanding shares which would affect an earnings per share measurement. In setting the target amount of EBITDA over such three-year period, the Compensation Committee reviewed with Mr. Speese our financial projections as well as the market’s expectations with respect to our financial performance over such period. The Compensation Committee selected a three-year period over which to measure EBITDA based upon both input received from Hewitt regarding the time-period utilized with respect to similar awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our operating results over an extended period of time, as opposed to the single year measure which is typically utilized in our MBO program.

In addition, the awards of restricted stock with performance-based vesting to our named executive officers (and cash, with respect to Mr. Speese’s award) in January 2007 contained provisions with respect to our achievement of the target EBITDA, such that each eligible named executive officer may receive (1) an additional payout pursuant to such award in the event that we exceed the target EBITDA over such period, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance. The Compensation Committee believed that such adjustments were appropriate to operate as an additional incentive for our named executive officers in the event that we either exceed or approach, yet fail to achieve, the target EBITDA of $1.4069 billion. The percentage of the restricted stock unit awards to be received by each named executive office if we miss, meet, or exceed the target three-year EBITDA is set forth in the table below:

2007 Long-Term Incentive Compensation —
Financial Performance Target for Performance-Based Award

		Percent of Target Performance-Based
Percent of Target EBITDA Achieved		Award Received

< 87.00%		0%
87.00%	— 90.00%	20%
90.10%	— 93.00%	40%
93.10%	— 96.00%	60%
96.10%	— 99.00%	80%
99.10%	— 101.00%	100%
101.10%	— 104.00%	110%
104.10%	— 107.00%	120%
107.10%	— 111.00%	130%
111.10%	— 115.00%	140%
115.10% <		150%

Summary of Compensation

The following table summarizes the compensation earned by our Chairman and Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers or our “named executive officers,” in 2007 and 2006. The table specifically identifies the dollar value of compensation related to 2007 and 2006 paid to such named executive officers in the form of:

•	salary, paid in cash;

•	stock awards, comprised of awards of restricted stock relating to the 2007 and 2006 fiscal years;

•	option awards, comprised of awards of options during the 2007 and 2006 fiscal years and identified based upon the aggregate fair value in dollars of such award;

•	non-equity plan incentive plan compensation, listing the aggregate dollar value of the awards paid to our named executive officers; and

•	all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our 401(k) plan and insurance premiums.

Our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2007 or 2006.

Based on the fair value of equity awards granted to our named executive officers in 2007 and the base salary of our named executive officers for 2007, “Salary” accounted for approximately 48% of the total compensation of our named executive officers while cash bonuses paid to our named executive officers under our MBO program for 2007 accounted for approximately 12% of the total compensation of our named executive officers. Because the value of certain equity awards as reflected in the Summary Compensation Table are based on the FAS 123(R) value rather than the fair value, these percentages may not be able to be derived using the amounts reflected in the table below.

Summary Compensation Table

					Non-Equity
Name and Principal			Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Total

Mark E. Speese,	2007	$775,000	—	—	$250,000	$1,226	$1,026,226
Chairman of the	2006	$740,000	—	$1,088,500	$532,800	$794	$2,362,094
Board and Chief Executive Officer
Robert D. Davis,	2007	$355,000	$16,118	$3,232	$77,745	$5,398	$457,493
Executive Vice	2006	$335,000	$17,125	$2,219	$156,780	$4,619	$515,743
President — Finance, Chief Financial Officer and Treasurer
Mitchell E. Fadel,	2007	$525,000	$36,206	$7,266	$149,625	$5,726	$723,823
President and Chief	2006	$510,000	$38,516	$4,988	$298,350	$5,454	$857,043
Operating Officer
Christopher A Korst,	2007	$294,000	$11,275	$2,262	$50,274	$4,882	$362,693
Executive Vice	2006	$280,000	$10,263	$1,330	$92,610	$4,782	$388,985
President — Operations
William S. Short,	2007	$350,000	$12,069	$28,488	$79,800	$1,400,655	$1,865,373
Executive Vice President — Operations
Ronald D. DeMoss,	2007	$235,000	$2,461	$10,910	$31,725	$576,514	$851,392
Senior Vice President — General Counsel

(1)	The amounts reflected in this column are the amounts of compensation cost recognized in 2007 and 2006 for stock options and restricted stock granted in 2007 and 2006 for each named executive officer for financial statement reporting purposes in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote L to our audited financial statements for our fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2008 and our Annual Reports on Form 10-K for prior years.

(2)	Represents (1) for Mr. Speese, the cash bonus amount determined by the Compensation Committee for Mr. Speese’s services to us in 2007 and 2006 and (2) for our other named executive officers, the cash bonuses which were payable under our MBO program with respect to services for the year indicated. See “-Compensation Discussion and Analysis — Determination of 2007 Compensation” on page 16 of this proxy statement

(3)	For 2007, represents the compensation as described in the following “All Other Compensation” table.

All Other Compensation

The following table provides information regarding each component of compensation for 2007 included in the All Other Compensation column in the Summary Compensation Table above.

		Value of
	Company 401(k)	Insurance
Name	Contributions(1)	Premiums(2)	Other		Total

Mark E. Speese	$0	$1,226	$0		$1,226
Robert D. Davis	$4,500	$248	$650	(3)	$5,398
Mitchell E. Fadel	$4,500	$1,226	$0		$5,726
Christopher A. Korst	$4,500	$382	$0		$4,882
William S. Short	$5,115	$524	$1,395,016	(4)	$1,400,655
Ronald D. DeMoss	$4,295	$923	$571,296	(5)	$576,514

(1)	Represents contributions or other allocations made by us to our Retirement Savings Plan.

(2)	Represents life insurance premiums paid by us or on our behalf.

(3)	Represents contributions or other allocations made by us to our Deferred Compensation Plan.

(4)	Represents payments made subsequent to our acquisition of Rent-Way consisting of (a) $1,325,000 signing bonus and (b) $70,016 in relocation expenses

(5)	Represents payments made subsequent to our acquisition of Rent-Way consisting of (a) $502,125 signing bonus and (b) $69,171 in relocation expenses.

The following is a description of material factors necessary to understand the information disclosed above in the Summary Compensation Table.

Mr. Speese’s Employment Agreement	We have an employment agreement with Mr. Speese. Pursuant to the terms of the employment agreement, Mr. Speese’s compensation consists of (1) an annual base salary of not less than $740,000, subject to upward adjustment based upon the results of an annual review by the Compensation Committee, (2) an annual bonus opportunity established by the Compensation Committee, (3) participation in our employee benefit plans for senior executive officers, and (4) a one time grant of an option to purchase 70,000 shares of our common stock. In addition, the employment agreement contains severance provisions which provide for certain payments to be made by us to Mr. Speese upon the occurrence of certain events which result in his employment with us being severed, including upon a change in control of us. For a detailed description of the severance provisions contained in Mr. Speese’s employment agreement, please see “— Termination of Employment and Change-in-Control Arrangements — Employment Agreement” below.

Payments Subsequent to Acquisition of Rent-Way Inc.	For a more detailed description of the payments made subsequent to our acquisition of Rent-Way, Inc., please see “Forms of Compensation — Payments Subsequent to Acquisition of Rent-Way, Inc.” on page 15 of this proxy statement.

Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers during 2007 under our non-equity incentive plans and equity incentive plans.

									All Other	All Other
									Stock	Option
									Awards:	Awards:
		Date of	Estimated Possible Payouts			Estimated			Number	Number of	Exercise or	Closing	Grant Date
		Compensation	Under Non-Equity			Future Payouts Under			of Shares	Securities	Base Price	Price on	Fair Value of
	Grant	Committee	Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	Underlying	of Option	Grant	Stock and Option
Name:	Date	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Options(4)	Award(5)	Date	Awards

Mark E. Speese
Short-Term Incentive(6)	N/A	1/31/07	375,000	500,000	562,500	—	—	—	—	—	—	—	—
Robert D. Davis
Short-Term Incentive	N/A	1/25/07	0	142,000	170,400	—	—	—	—	—	—	—	—
Restricted Stock Units	1/31/07	1/31/07	—	—	—	0	1,015	1,523	1,015	—	—	$29.46	$52,750
Stock Options	1/31/07	1/31/07	—	—	—	—	—	—	—	3,465	$28.81	$29.46	$20,610
Mitchell E. Fadel
Short-Term Incentive	N/A	1/25/07	0	262,500	315,000	—	—	—	—	—	—	—	—
Restricted Stock Units	1/31/07	1/31/07	—	—	—	0	2,280	3,420	2,280	—	—	$29.46	$118,492
Stock Options	1/31/07	1/31/07	—	—	—	—	—	—	—	7,790	$28.81	$29.46	$46,334
Christopher A. Korst
Short-Term Incentive	N/A	1/25/07	0	88,200	105,840	—	—	—	—	—	—	—	—
Restricted Stock Units	1/31/07	1/31/07	—	—	—	0	710	1,065	710	—	—	$29.46	$36,899
Stock Options	1/31/07	1/31/07	—	—	—	—	—	—	—	2,425	$28.81	$29.46	$14,424
William S. Short
Short-Term Incentive	N/A	1/25/07	0	140,000	168,000	—	—	—	—	—	—	—	—
Stock Options(7)	1/2/07	1/2/07	—	—	—	—	—	—	—	25,000	$29.51	$29.51	$150,250
Restricted Stock Units	1/31/07	1/31/07	—	—	—	0	760	1,140	760	—	—	$29.46	$39,497
Stock Options	1/31/07	1/31/07	—	—	—	—	—	—	—	2,600	$28.81	$29.46	$15,465
Ronald D. DeMoss
Short-Term Incentive	N/A	1/25/07	0	58,750	70,500	—	—	—	—	—	—	—	—
Stock Options(7)	1/2/07	1/2/07	—	—	—	—	—	—	—	10,000	$29.51	$29.51	$60,100
Restricted Stock Units	1/31/07	1/31/07	—	—	—	0	155	233	155	—	—	$29.46	$8,055
Stock Options	1/31/07	1/31/07	—	—	—	—	—	—	—	520	$28.81	$29.46	$3,093

(1)	These columns show the potential value of the payout of the annual cash incentive bonuses for 2007 performance for each named executive officer other than Mr. Speese if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company and individual performance. The actual amount of the annual cash incentive bonuses paid for 2007 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column on page 21 of this proxy statement.

(2)	Represents restricted stock units which vest upon our achievement of a three-year EBITDA of $1.4069 billion for the three year period ending December 31, 2009 and the named executive officer remains an employee through December 31, 2009. The issuance of the stock underlying the performance-based restricted stock units granted to our named executive officers will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to the maximum number of shares if we achieve at least 115.1% of the target EBITDA.

(3)	Represents restricted stock units which vest upon completion of three-years of continuous employment with us from January 31, 2007.

(4)	Represents options to purchase shares of our common stock granted under our 2006 Long-Term Incentive Plan or 2006 Equity Incentive Plan, which vest ratably over a four-year period.

(5)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last trading day before the date of grant as reported on the Nasdaq Global Select Market, in accordance with our 2006 Long-Term Incentive Plan or 2006 Equity Incentive Plan.

(6)	Mr. Speese’s award was made on January 31, 2007 and consists of (1) $250,000 which will vest ratably over a four year period ($62,500 on each anniversary date), (2) $125,000 which will vest upon Mr. Speese’s completion of three years of continuous service from January 31, 2007, and (3) $125,000 which will vest upon our achievement of a three-year EBITDA. The award of the cash underlying the performance-based portion of the cash award will range from a minimum of $0 if we achieve less than 87.0% of the target EBITDA up to a maximum of $187,500 if we achieve at least 115.1% of the target EBITDA.

(7)	Represents options to purchase shares of our common stock granted under our 2006 Equity Incentive Plan to each of Mr. Short and Mr. DeMoss with respect to their promotions to their current positions in 2006.

The following is a description of material factors necessary to understand the information disclosed above in the Grant of Plan-Based Awards Table.

2007 Long-Term Incentive Awards	As described in the Compensation Discussion and Analysis, at the beginning of 2007, the Compensation Committee granted long-term incentive awards under our 2006 Long-Term Incentive Plan for our named executive officers. Consistent with prior awards, these awards were comprised of options to purchase shares of our common stock and restricted stock units.

With respect to these awards, once the dollar amount of the awards is established, the Compensation Committee determines the number of options and restricted stock units to grant comprising that award as follows. The number of options to purchase shares of our common stock is determined by dividing the total dollar value to be allocated to the award of stock options (which is 50% of the award) by the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted.

The number of time-based restricted stock units to be granted is determined by dividing that dollar value by the closing price for shares of our common stock on the Nasdaq Global Select Market as of the date immediately preceding the grant date for such award. Once the percentage of the total dollar value of a long-term incentive award which is to be allocated to the award of restricted stock units with performance-based vesting is determined, the number of performance-based restricted stock units to be granted is determined by dividing that dollar value by an amount equal to 75% of the closing price for shares of our common stock on the Nasdaq Global Select Market as of the date immediately preceding the grant date for such award. The 25% discount factor represents the Compensation Committee’s determination of the appropriate reduction to the value of such awards based upon both the previous input received from Hewitt regarding the discount factors utilized with respect to similar awards made by similarly-situated public companies.

The number of restricted stock units is then aggregated and the total is divided by two to determine the number of restricted stock units with time-based vesting and the number of restricted stock units with performance-based vesting to be granted pursuant to each award. The Compensation Committee selected this approach to ease the administration and communication to the recipients of such awards, and previously discussed this approach with Hewitt, who advised that such approach was similar to those utilized by similarly-situated public companies in the retail industry.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2007.

									Stock Awards
											Equity
	Option Awards								Equity		Incentive
					Equity				Incentive		Plan Awards:
					Incentive				Plan Awards:		Market or
					Plan Awards:				Number of		Payout Value
	Number of		Number of		Number of				Unearned		of Unearned
	Securities		Securities		Securities				Shares,		Shares, Units
	Underlying		Underlying		Underlying				Units or		or Other
	Unexercised		Unexercised		Unexercised		Option	Option	Other Rights		Rights
	Options		Options		Unearned		Exercise	Expiration	That Have		That Have Not
Name	Exercisable		Unexercisable		Options		Price	Date	Not Vested		Vested(1)

Mark E. Speese	22,500						$13.075	1/2/11
	500,00						$10.396	11/9/11
	70,000						$29.29	10/2/16
Robert D. Davis	50,000						$10.396	11/9/11
	1,330		3,990	(2)			$19.52	1/31/16
									1,485	(5)	$21,562
									1,485	(6)	$21,562
			3,465	(3)			$28.81	1/31/17
									1,015	(7)	$14,738
									1,015	(8)	$14,738
Mitchell E. Fadel	12,500	(4)					$7.925	12/31/09
	87,500	(4)					$8.95	7/24/10
	250,001	(4)					$10.396	11/9/11
	2,990	(4)	8,970	(2)			$19.52	1/31/16
									3,340	(5)	$48,497
									3,340	(6)	$48,497
			7,790	(3)			$28.81	1/31/17
									2,280	(7)	$33,106
									2,280	(8)	$33,106
Christopher A. Korst	43,750				75,000	(9)	$18.50	7/12/11
	797		2,393	(2)			$19.52	1/31/16
									890	(5)	$12,933
									890	(6)	$12,933
			2,425	(3)			$28.81	1/31/17
									710	(7)	$10,309
									710	(8)	$10,309
William S. Short			25,000	(10)			$29.51	1/2/17
			2,600	(3)			$28.81	1/31/17
									760	(7)	$11,035
									760	(8)	$11,035
Ronald D. DeMoss			10,000	(10)			$29.51	1/2/17
			520	(3)			$28.81	1/31/17
									155	(7)	$2,251
									155	(8)	$2,251

(1)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2007 which was $14.52.

(2)	These options to purchase shares of our common stock vest in equal amounts on each of January 31, 2008, January 31, 2009 and January 31, 2010.

(3)	These options to purchase shares of our common stock vest in equal amounts on each of January 31, 2008, January 31, 2009, January 31, 2010, and January 31, 2011.

(4)	In connection with an agreed divorce settlement effective September 10, 2007, Mr. Fadel transferred his beneficial interest in 105,897 of these options to his former spouse.

(5)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.0998 billion for the three-year period ending December 31, 2009 and the named executive officer remains an employee through December 31, 2009.

(6)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2006.

(7)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.0469 billion for the three-year period ending December 31, 2010 and the named executive officer remains an employee through December 31, 2010.

(8)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2007.

(9)	These options will gradually vest upon the enactment of legislation in certain states in which we conduct business.

(10)	These options to purchase shares of our common stock vest in equal amounts on each of January 2, 2008, January 2, 2009, January 2, 2010, and January 2, 2011.

Option Exercises and Stock Vested

None of our named executive officers exercised any options to purchase shares of our common stock or had any restricted stock units vest in 2007.

Nonqualified Deferred Compensation

The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan.

	Executive	Registrant		Aggregate	Aggregate	Aggregate
	Contributions	Contributions		Earnings	Withdrawals/	Balance at
Name	in Last FY	in Last FY		in Last FY	Distributions	Last FYE

Mark E. Speese(1)	—	—		—	—	—
Robert D. Davis	$14,336	$650	(2)	$38	$0	$15,029
Mitchell E. Fadel(1)	—	—		—	—	—
Christopher A. Korst	$2,262	$0		$4	$0	$2,266
William S. Short	$14,135	$0		$113	$0	$14,248
Ronald D. DeMoss(1)	—	—		—	—	—

(1)	Elected not to participate in our Deferred Compensation Plan during 2007.

(2)	Represents matching contributions or other allocations made by us under our Deferred Compensation Plan which amount was also reported as compensation in the “Summary Compensation Table” on page 21 of this proxy.

We have implemented the Rent-A-Center, Inc. Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan for a select group of our key management personnel and highly compensated employees. The Deferred Compensation Plan first became available to eligible employees in July 2007, with deferral elections taking effect as of August 3, 2007.

The Deferred Compensation Plan allows participants to defer up to 50% of their base compensation and up to 100% of any bonus compensation. Participants may invest the amounts deferred in measurement funds that are the same funds offered as the investment options in the Rent-A-Center, Inc. 401(k) Retirement Savings Plan. We may make discretionary contributions to the Deferred Compensation Plan, which are subject to a five-year graded vesting schedule based on the participant’s years of service with us. We are obligated to pay the deferred compensation amounts in the future in accordance with the terms of the Deferred Compensation Plan.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Severance Arrangements	We have entered into executive transition agreements with each of our named executive officers, other than Mr. Speese. Each executive transition agreement has substantially identical terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer.

Termination Not in Conjunction With a Change In Control. If the named executive officer’s employment is terminated without “cause,” the named executive officer will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year;

•  one and one half times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years; and

• continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to 18 months.

If the named executive officer’s employment is terminated due to disability or death, the named executive officer will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year; and

• continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for 12 months.

If the named executive officer’s employment is terminated for “cause” or if the named executive officer terminates his employment for any reason other than death, the named executive officer will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).

Termination in Conjunction With a Change In Control. If the named executive officer’s employment is terminated in conjunction with a change in control of us without “cause” or by the named executive officer for “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without “cause,” except that the named executive officer will be entitled to receive two times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years, rather than one and one half times such amount, and the named executive officer will be entitled to continued health insurance coverage for up to two years, rather than 18 months. If the named executive officer’s employment is terminated in connection with a change in control due to disability or death, or for “cause” or without “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for “cause,” respectively.

Under each of the executive transition agreements, the term “change in control” generally means the occurrence of any of the following after September 14, 2006:

• any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

• a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•  individuals who, as of September 14, 2006, constitute our entire Board cease to constitute a majority of our Board, provided that anyone who later becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of our Board;

•  approval by our stockholders of a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above); or

• any other event or transaction which our Board, acting in its discretion, designates is a change in control.

Employment Agreement	Pursuant to Mr. Speese’s employment agreement, if we terminate Mr. Speese’s employment due to his disability or death, Mr. Speese will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year; and

• continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for 12 months.

If we terminate Mr. Speese’s employment for “cause,” or if Mr. Speese terminates his employment with us for any reason other than death or for “good reason,” Mr. Speese will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by Mr. Speese to us or our affiliates). If Mr. Speese’s employment is terminated by us without “cause” (as defined in the employment agreement) or by Mr. Speese for “good reason,” Mr. Speese will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year;

• two times the sum of Mr. Speese’s highest annual rate of salary during the previous 24 months, and Mr. Speese’s average annual bonus for the two preceding calendar years; and

• continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for up to 24 months.

If we terminate Mr. Speese’s employment in conjunction with a change in control of us without “cause” or if Mr. Speese terminates his employment with us for “good reason,” Mr. Speese will be entitled to receive in a lump sum the same aggregate severance payments and benefits as described above for a termination not in connection with a change in control, except that in addition to such amounts, Mr. Speese will be entitled to continued health insurance coverage for himself and his spouse and covered dependents for 36 months, rather than 24 months. The amount of the severance payments will be reduced if and to the extent necessary to avoid the loss of a tax deduction by us under Section 280G of the Internal Revenue Code and the imposition of an excise tax on Mr. Speese pursuant to Section 4999 of the Internal Revenue Code. The Compensation Committee or the Board may condition the payment of severance or benefits on the execution and delivery by Mr. Speese of a general release in favor of us, our affiliates and our officers, directors, and employees, provided that no such release will be required for the payment to Mr. Speese of accrued compensation.

Long-Term Incentive Plans	Awards Pursuant to the Previous Plan. Pursuant to stock option agreements under the Previous Plan, if the individual’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement. Lastly, in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee may accelerate the exercisability of, or lapse of restrictions with respect to, options and the termination of unexercised options.

Pursuant to stock compensation agreements under the Previous Plan, if the individual’s employment with us is terminated because of death or disability, or there is a change in ownership of us, then any unvested restricted stock units will vest on the date of such termination of employment or immediately prior to the consummation of the change in ownership of us, as the case may be. However, any unvested restricted stock units do not vest by reason of a change in ownership unless the individual remains continuously employed by us until such change in ownership is complete or the individual’s employment is sooner terminated by us in connection with such change in ownership. In addition, upon the termination of the individual’s employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled.

Under each of the stock compensation agreements, the term “change in ownership” is defined as any transaction or series of transactions as a result of which any one person or group of persons acquires (i) ownership of our common stock that, together with the common stock previously held by such person, constitutes more than 50% of the total fair market value or total voting power of such stock, or (ii) ownership of our assets having a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets immediately prior to such transaction or series of transactions.

Long-Term Incentive Cash Award Agreement under the Previous Plan. In connection with Mr. Speese’s receipt of a cash award on January 31, 2006 under the Previous Plan, he entered into a long-term incentive cash award agreement with us. This agreement contains provisions with respect to the vesting of such cash award which are substantially similar to those contained in the above-described stock compensation agreements.

Awards Pursuant to the 2006 Plan. Pursuant to the 2006 Plan, each holder of an option to purchase shares of our common stock may exercise such option immediately prior to an “exchange transaction,” and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation in exchange for our common stock, and if our Board so directs, then all outstanding options shall be converted into options to purchase shares of such stock, with the amount and price to be determined by adjusting the amount and price of the options granted under the 2006 Plan on the same basis as the determination of the number of shares of exchange stock the holders of our outstanding common stock are entitled to receive in the exchange transaction. In addition, unless our Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as those set forth in the original option agreement. The Board may accelerate the vesting of stock awards and other awards, provide for cash settlement of and/or make such other adjustments to any outstanding award as it deems appropriate in the context of an exchange transaction.

Under the 2006 Plan, the term “exchange transaction” means a merger (other than in which the holders of our common stock immediately prior thereto have the same proportionate ownership of common stock in the surviving corporation immediately thereafter), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a reincorporation or the creation of a holding company), liquidation of us or any other similar transaction or event so designated by our Board, as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock.

When Mr. Speese was awarded options under the 2006 Plan in October 2006, he entered into a stock option agreement with us. This agreement provides that if Mr. Speese’s employment or other service with us is terminated due to his death or disability, or if he dies after the termination of his employment and before the underlying option expires, then such option shall remain exercisable for 12 months thereafter, but not beyond the stated term. If Mr. Speese’s employment or other service with us terminates for any other reason, then the underlying option shall remain exercisable for three months thereafter (or until one year from his death if he dies during such three-month period), but in no event beyond the stated term.

Potential Payments and Benefits Upon Termination Without a Change in Control	The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2007, the last business day of our fiscal 2007, assuming that:

•  each named executive officer’s employment with us was terminated on December 31, 2007, and was not in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

• the base salary earned by each named executive officer for his services to us through December 31, 2007 has been fully paid to such named executive officer;

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2007, which was $14.52; and

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2007.

			Acceleration and
		Continuation of	Continuation of	Total
	Cash Severance	Medical Benefits	Outstanding	Termination
	Payment	(present value)	Awards	Benefits

Mark E. Speese
• Termination by Us Without “Cause” or by Mr. Speese for “Good Reason”	$2,288,300	$19,874	$2,094,513	$4,402.681
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Speese’s Disability or Death	$532,800	$9,937	$3,094,513	$3,637,250
• Termination by Mr. Speese for Reason other than Death or “Good Reason”	$0	$0	$2,094,513	$2,094.513
Robert D. Davis
• Termination by Us Without “Cause”	$696,548	$14,905	$206,200	$917,653
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Davis’s Disability or Death	$156,780	$9,937	$278,800	$445,517
• Termination by Mr. Davis for Reason Other Than Death	$0	$0	$206,200	$206,200
Mitchell E. Fadel
• Termination by Us Without “Cause”	$1,094,063	$14,905	$1,600,813	$2,709,781
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Fadel’s Disability or Death	$298,350	$9,937	$1,764,017	$2,072,304
• Termination by Mr. Fadel for Reason Other Than Death	$0	$0	$1,600,813	$1,600,813
Christopher A. Korst
• Termination by Us Without “Cause”	$543,335	$14,905	$0	$558,240
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Korst’s Disability or Death	$92,610	$9,937	$46,464	$149,011
• Termination by Mr. Korst for Reason Other Than Death	$0	$0	$0	$0
William S. Short
• Termination by Us Without “Cause”	$584,850	$18,905	$0	$603,755
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Short’s Disability or Death	$79,800	$9,937	$22,070	$111,807
• Termination by Mr. Short for Reason Other Than Death	$0	$0	$0	$0
Ronald D. DeMoss
• Termination by Us Without “Cause”	$376,294	$14,905	$0	$391,199
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. DeMoss’s Disability or Death	$31,725	$9,937	$4,501	$46,163
• Termination by Mr. DeMoss for Reason Other Than Death	$0	$0	$0	$0

Potential Payments and Benefits Upon Termination With a Change in Control	The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2007, the last business day of our fiscal 2007, assuming that:

     • each named executive officer’s employment with us was terminated on December 31, 2007, and was in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

• the base salary earned by each named executive officer for his services to us through December 31, 2007 has been fully paid to such named executive officer;

• with respect to options awarded pursuant to the Previous Plan, the Compensation Committee accelerated the exercisability of, or lapse of restrictions with respect to, such options;

• with respect to options awarded pursuant to the 2006 Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

     • to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2007; and

     • to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2007.

			Acceleration and
		Continuation of	Continuation of
	Cash Severance	Medical Benefits	Outstanding	Total Termination
	Payment	(present value)	Awards	Benefits

Mark E. Speese
• Termination by Us Without “Cause” or by Mr. Speese for “Good Reason”	$3,421,009	$29,811	$3,094,513	$6,545,333
• Termination by Us Due to Mr. Speese’s Disability or Death	$532,800	$9,937	$3,094,513	$3,637,250
• Termination by Us for “Cause” or by Mr. Speese Without “Good Reason”	$0	$0	$3,094,513	$3,094,513
Robert D. Davis
• Termination by Us Without “Cause” or by Mr. Davis for “Good Reason”	$928,730	$19,874	$278,800	$1,227,404
• Termination by Us Due to Mr. Davis’s Disability or Death	$156,780	$9,937	$278,800	$445,517
• Termination by us for “Cause” or by Mr. Davis Without “Good Reason”	$0	$0	$278,800	$278,800
Mitchell E. Fadel
• Termination by Us Without “Cause” or by Mr. Fadel for “Good Reason”	$1,458,750	$19,874	$1,764,017	$3,242,641
• Termination by Us Due to Mr. Fadel’s Disability or Death	$298,350	$9,937	$1,764,017	$2,072,304
• Termination by us for “Cause” or by Mr. Fadel Without “Good Reason”	$0	$0	$1,764,017	$1,764,017
Christopher A. Korst
• Termination by Us Without “Cause” or by Mr. Korst for “Good Reason”	$729,947	$19,874	$46,464	$796,285
• Termination by Us Due to Mr. Korst’s Disability or Death	$92,610	$9,937	$46,464	$147,011
• Termination by us for “Cause” or by Mr. Korst Without “Good Reason”	$0	$0	$46,464	$46,464
William S. Short
• Termination by Us Without “Cause” or by Mr. Short for “Good Reason”	$779,800	$19,874	$22,070	$821,744
• Termination by Us Due to Mr. Short’s Disability or Death	$79,800	$9,937	$22,070	$111,807
• Termination by us for “Cause” or by Mr. Short Without “Good Reason”	$0	$0	$22,070	$22,070
Ronald D. DeMoss
• Termination by Us Without “Cause” or by Mr. DeMoss for “Good Reason”	$501,725	$19,874	$4,501	$526,100
• Termination by Us Due to Mr. DeMoss’s Disability or Death	$31,725	$9,937	$4,501	$46,163
• Termination by us for “Cause” or by Mr. DeMoss Without “Good Reason”	$0	$0	$4,501	$4,501

Potential Realizable Value of Outstanding Awards Upon a Change in Control Without Termination	Under both the Previous Plan and the 2006 Plan, in the event of a “change in control” of us or an “exchange transaction” involving us, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the Previous Plan and the 2006 Plan assuming that:

• an event which constituted a “change in control” and an “exchange transaction” under each of the agreements and plans described above was consummated on December 31, 2007;

•	with respect to options awarded pursuant to the Previous Plan, the Compensation Committee accelerated the exercisability of, or lapse of restrictions with respect to, such options;
•	with respect to options awarded pursuant to the 2006 Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;
•	each named executive officer exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2007; and
•	each named executive officer sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2007.

Name	Potential Realizable Value(1)

Mark E. Speese	$3,094,513
Robert D. Davis	$278,800
Mitchell E. Fadel	$1,764,017
Christopher A. Korst	$46,464
William S. Short	$22,070
Ronald D. DeMoss	$4,501

(1)	Calculated by reference to the closing price for shares of our common stock on The Nasdaq Global Select Market on December 31, 2007, the last business day of fiscal 2007, which was $14.52.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2008 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Leonard H. Roberts, Chairman
Michael J. Gade
J.V. Lentell

RELATED PERSON TRANSACTIONS

Policy on Review and Approval of Transactions with Related Persons

The Board has adopted a statement of policy and procedures for the identification and review of transactions involving us and “related persons” (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest).

Our directors and executive officers are required to provide notice to our legal department of the facts and circumstances of any proposed transaction involving amounts greater than $50,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our legal department will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our legal department determines that any proposed, ongoing or completed transaction involves an amount in excess of $100,000 and is a related person transaction, our Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee must be notified (unless it involves our Chief Executive Officer, in which case the Chairman must be notified), for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In certain instances, the Chairman may pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is, or is expected to be, less than $500,000. The Nominating and Corporate Governance Committee or the Chairman, as applicable, will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.

Intrust Bank Relationship

J.V. Lentell, one of our directors, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of our lenders. Intrust Bank, N.A. is a $15.0 million participant (total commitment) in our senior credit facility. We also maintain operational checking and other accounts, including a $20.0 million revolving line of credit, with Intrust Bank, N.A., of which $4,490,000 million was drawn down as of March 17, 2008. In addition, Intrust Bank, N.A. serves as trustee of our 401(k) plan. During 2007, we paid Intrust a total of $1,603,443 in fees in connection with banking services provided by them, of which $803,325 was for administration fees and trustee fees for our 401(k) plan. The total fees paid to Intrust during 2007 constituted less than 1% of Intrust’s annual revenue for the year ended December 31, 2007.

Texas Capital Bank Relationship

ColorTyme is a party to an agreement with Wells Fargo Foothill, Inc., which provides $35.0 million in aggregate financing to qualifying franchisees of ColorTyme. Under this agreement, the occurrence of certain events may result in ColorTyme paying the outstanding debt to Wells Fargo Foothill and then succeeding to the rights of Wells Fargo Foothill under the debt agreements. An additional $20.0 million of financing is provided by Texas Capital Bank, National Association under an agreement similar to the Wells Fargo financing. We guarantee the obligations of ColorTyme under these agreements, up to a maximum amount of $55 million, of which $29.4 million was outstanding as of December 31, 2007. Mark E. Speese, our Chairman of the Board and Chief Executive Officer, is a passive investor in Texas Capital Bank, owning less than 1% of its outstanding equity.

COMPENSATION COMMITTEE INTERLOCKS

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) other than with respect to Mr. Lentell, as described under the heading “Related Person Transactions” above, has or had any relationship with us in 2007 requiring disclosure pursuant to SEC rules. In addition, during 2007, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on the Compensation Committee or Board of Directors of Rent-A-Center.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of more than 10% of our shares of common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2007 were timely made, except that due to an administrative oversight:

•	Mr. Davis made one late filing on Form 4 covering the grant of restricted stock units and options to purchase shares of our common stock on January 31, 2007 under our 2006 Long-Term Incentive Plan;

•	Mr. Korst made one late filing on Form 4 covering the grant of restricted stock units and options to purchase shares of our common stock on January 31, 2007 under our 2006 Long-Term Incentive Plan;

•	Mr. Fadel made two late filings on Form 4 covering (i) the grant of restricted stock units and options to purchase shares of our common stock on January 31, 2007 under our 2006 Long-Term Incentive Plan and (ii) the transfer of his beneficial interest in options to purchase shares of our common stock to his former spouse in connection with an agreed divorce settlement effective September 10, 2007; and

•	Mr. Short made two late filings on Form 4 covering (i) the grants of options to purchase shares of our common stock on January 2, 2007 and (ii) the grant of restricted stock units and options to purchase shares of our common stock on January 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth common our stock ownership for each of our directors, for each of our named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of March 17, 2008, unless otherwise indicated.

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership	Percent

Mark E. Speese	2,639,080(1)	3.9
Mitchell E. Fadel	287,844(2)	*
Christopher A. Korst	121,698(3)	*
J.V. Lentell	72,500(4)	*
Robert D. Davis	55,902(5)	*
Michael J. Gade	21,400(6)	*
William S. Short	17,000(7)	*
Leonard H. Roberts	15,500(8)	*
Jeffrey M. Jackson	10,500(9)	*
Ronald D. DeMoss	2,630(10)	*
Pzena Investment Management, LLC(11)	7,789,720	11.7
Artisan Partners, Limited Partnership(12)	7,675,600	11.5
Hotchkis and Wiley Capital Management, LLC(13)	4,919,000	7.4
Brandywine Global Investment Management LLC(14)	3,415,473	5.1
All executive officers and directors as a group (10 total)(15)	3,244,054	4.8

*	Less than 1%.

(1)	Represents (a) 881,772 shares held directly, 450,000 shares held by the Mark E. Speese 2007 Grantor Retained Annuity Trust, of which Mr. Speese is trustee, and 4,500 shares held by Mr. Speese’s children, (b) 592,500 shares issuable pursuant to currently exercisable options, (c) 89,218 shares held directly by Mr. Speese’s spouse and 450,000 held by the Carolyn Speese 2007 Grantor Retained Annuity Trust, of which Mr. Speese is trustee, (d) 57,030 shares held in the Jessica Elizabeth Speese 2000 Remainder Trust, Stephen F. Elken Trustee, (e) 57,030 shares held in the Allison Rebecca Speese 2000 Remainder Trust, Stephen F. Elken Trustee, and (f) 57,030 shares held in the Andrew Michael Speese 2000 Remainder Trust, Stephen F. Elken Trustee. Mr. Elken, as trustee of the foregoing trusts, has sole voting and investment power over the shares held in such trusts.

(2)	Represents (a) 25,000 shares held directly, (b) 252,031 shares issuable pursuant to currently exercisable options, (c) 6,988 shares held pursuant to our 401(k) Plan (as of February 8, 2008), and (d) 3,825 shares held in a personal IRA account.

(3)	Represents (a) 45,951 shares issuable pursuant to currently exercisable options, (b) 75,000 shares issuable pursuant to options which may become exercisable within 60 days, and (c) 747 shares held pursuant to our 401(k) Plan (as of February 8, 2008).

(4)	Represents 72,500 shares issuable pursuant to currently exercisable options.

(5)	Represents (a) 53,526 shares issuable pursuant to currently exercisable options and (b) 2,376 shares held pursuant to our 401(k) Plan (as of February 8, 2008).

(6)	Represents (a) 2,400 shares held directly and (b) 19,000 shares issuable pursuant to currently exercisable options.

(7)	Represents (a) 10,000 shares held directly, (b) 6,900 shares issuable pursuant to currently exercisable options, and (c) 100 shares held directly by Mr. Short’s spouse.

(8)	Represents (a) 1,500 shares held directly and (b) 14,000 shares issuable pursuant to currently exercisable options.

(9)	Represents (a) 1,500 shares held directly and (b) 9,000 shares issuable pursuant to currently exercisable options.

(10)	Represents 2,630 shares issuable pursuant to currently exercisable options.

(11)	The address of Pzena Investment Management, LLC is 120 West 45th Street, 20th Floor, New York, New York 10036. Pzena Investment Management, LLC exercises sole investment control over all 7,789,720 of these shares and sole voting power over 6,063,270 of these shares. This information is based on a Schedule 13G/A filed by Pzena Investment Management, LLC with the Securities and Exchange Commission on February 8, 2008.

(12)	The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Artisan Partners Limited Partnership exercises sole investment control over all 7,675,600 of these shares and sole voting control over 7,344,600 of these shares. This information is based on a Schedule 13G/A filed by Artisan Partners Limited Partnership with the Securities and Exchange Commission on February 13, 2008.

(13)	The address of Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017. Hotchkis and Wiley Capital Management, LLC exercises sole investment control over all 4,919,000 shares and sole voting power over 4,397,300 of these shares. This information is based on a Schedule 13G/A filed by Hotchkis and Wiley Capital Management, LLC with the Securities and Exchange Commission on February 14, 2008.

(14)	The address of Brandywine Global Investment Management, LLC is 2929 Arch Street, 8th Floor, Philadelphia, Pennsylvania 19104. Brandywine Global Investment, LLC exercises sole investment control over 3,367,013 of these shares and sole voting control over 3,336,079 of these shares. This information is based on a Schedule 13/G filed by Brandywine Global Investment Management, LLC with the Securities and Exchange Commission on February 14, 2008.

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for the 2009 annual stockholders meeting no later than December 17, 2008, for possible inclusion in the proxy statement, or prior to February 17, 2009, for possible consideration at the meeting, which is expected to take place on May 17, 2009. Direct any proposals, as well as related questions, to the undersigned.

OTHER BUSINESS

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

By order of the Board of Directors,

Ronald D. DeMoss
Senior Vice President — General Counsel
and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	ELECTION OF CLASS II DIRECTORS as set forth in the accompanying proxy statement.

FOR the nominees listed below	WITHHOLD AUTHORITY to vote for the nominees listed below

☐	☐
01 Mark E. Speese
02 Jeffery M. Jackson
03 Leonard H. Roberts

WITHHELD FOR: (To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

2.	To ratify the Audit Committee’s appointment of Grant Thornton, LLP, registered independent accountants, as the Company’s independent auditors for the fiscal year ended December 31, 2008, as set forth in the accompanying proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, upon such other business as may properly come before the meeting.

I PLAN TO ATTEND	☐

The undersigned(s) acknowledges receipt of the Notice of 2008 Annual Meeting of Stockholders and the proxy statement accompanying the same.

Dated:	2008

Signature

Signature if held jointly

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date this proxy and sign your name exactly as it appears hereon. If there is more than one owner, each should sign. When signing as an agent, attorney, administrator, guardian or trustee, please indicate your title as such. If executed by a corporation, this proxy should be signed in the corporate name by a duly authorized officer who should so indicate his or her title.

FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/RCII		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to
Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the Internet at http://bnymellon.mobular.net/bnymellon/RCII

RENT-A-CENTER, INC.
5501 HEADQUARTERS DRIVE
PLANO, TEXAS 75024
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF RENT-A-CENTER, INC.

COMMON STOCK
     The undersigned, hereby revoking all prior proxies, hereby appoints Robert D. Davis and Ronald D. DeMoss jointly and severally, with full power to act alone, as my true and lawful attorneys-in-fact, agents and proxies, with full and several power of substitution to each, to vote all the shares of Common Stock of Rent-A-Center, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Rent-A-Center, Inc. to be held on May 14, 2008, and at any adjournments and postponements thereof. The above-named proxies are hereby instructed to vote as shown on the reverse side of this card.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED “FOR” PROPOSAL 1 AND 2, AND IN THE DISCRETION OF THE ABOVE-NAMED PERSONS ACTING AS PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE